SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 1, 2009

Urigen Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-22987	94-3156660
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Maiden Lane, San Francisco, California	94108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (650) 259-0239

(Former name or former address, if changed since last report)

Copies to:
Marc Ross, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2009, the Board of Directors of Urigen Pharmaceuticals, Inc. (the “Company”) appointed Edward R. Teitel to serve as a Director of the Company.

Edward R. Teitel, M.D., J.D. M.B.A. – Director

Dr. Teitel, age 61, currently serves as the President and Chief Executive Officer of ThromboVision, Inc. Prior to founding ThromboVision in 2005, Dr. Teitel served as Senior Vice President and Chief Medical Officer at MicroMed Technology, Inc. (now MicroMed Cardiovascular, Inc.). As a part of senior management at MicroMed, Dr. Teitel participated in all aspects of clinical trials and regulatory matters, business scope and fund raising activities, as well as legal matters. As chief medical officer for the DeBakey Left Ventricular Assist Device at MicroMed, Dr. Teitel acquired extensive experience in platelet function and anti-platelet therapy, especially relating to artificial surface devices.

Before joining MicroMed Technology in 2002, Dr. Teitel practiced for many years as a board certified general and vascular surgeon. He founded, managed, and developed a multi-specialty group practice in Alabama until he closed his practice in 1997 to transition into corporate medicine and management.

Dr. Teitel earned his MBA at Auburn University and worked with a boutique investment banking firm, Colby Capital, in Atlanta where he worked to fund start-up companies in the life sciences. After completing law school in 2002, he joined the senior management team at MicroMed.

Dr. Teitel earned his MD degree at the University of Texas Health Science Center at San Antonio, and completed his surgical residency at St. Mercy Medical Hospital in Pontiac, Michigan. He received his Juris Doctor degree from the University of Houston, with a focus in healthcare law, intellectual property and business law. Dr. Teitel holds a BS in chemistry from Sul Ross State University.

Also, on December 1, 2009, Cynthia Sullivan and George Lasezkay tendered their resignations as Directors of the Company.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

Urigen Pharmaceuticals, Inc.

Date: December 7, 2009	By:	/s/ William J. Garner
William J. Garner, M.D. Chief Executive Officer